Exhibit (d)(4)

AMENDED AND RESTATED BEAR/BDI WAIVER AGREEMENT

Amended and Restated Waiver Agreement (“Amended Bear/BDI Waiver Agreement”) dated as of             , 2007 by and among BlackRock Liquidity Funds (the “Trust”), Bear, Stearns Securities Corp. (“Bear Stearns”) and BlackRock Distributors, Inc. (“BDI” and collectively with the Trust and Bear Stearns, the “Parties”).

BACKGROUND

WHEREAS, the Trust offers, or will offer, Bear Stearns Shares, Bear Stearns Private Client Shares, Bear Stearns Premier Shares and/or Bear Stearns Premier Choice Shares (collectively, the “BS Shares”) in each of its TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund portfolios;

WHEREAS, BDI serves as the Trust’s principal underwriter pursuant to a Distribution Agreement with the Trust (the “BDI Distribution Agreement”);

WHEREAS, Bear Stearns provides certain sales support and distribution services with respect to the Bear Stearns Shares, Bear Stearns Private Client Shares, Bear Stearns Premier Shares and Bear Stearns Premier Choice Shares pursuant to the Bear Stearns Shares’ Distribution Plan, Bear Stearns Private Client Shares’ Distribution Plan, Bear Stearns Premier Shares’ Distribution Plan and Bear Stearns Premier Choice Shares’ Distribution Plan, respectively (together, the “Distribution Plans”);

WHEREAS, Bear Stearns provides certain shareholder services to the Bear Stearns Shares, Bear Stearns Private Client Shares, Bear Stearns Premier Shares and Bear Stearns Premier Choice Shares pursuant to the Bear Stearns Shares’ Shareholder Services Plan, Bear Stearns Private Client Shares’ Shareholder Services Plan, Bear Stearns Premier Shares’ Shareholder Services Plan and Bear Stearns Premier Choice Shares’ Shareholder Services Plan, respectively (together, the “Shareholder Services Plans”);

WHEREAS the parties hereto are parties to an existing Amended and Restated Waiver Agreement dated September 29, 2006 (the “Current Bear/BDI Waiver Agreement”);

WHEREAS, BlackRock Institutional Management Corporation (“BIMC”) serves as manager to each of the Trust’s portfolios pursuant to a management agreement (the “Current Management Agreement”);

WHEREAS, the Trust and BIMC are parties to a Waiver and Reimbursement Agreement dated as of September 29, 2006 (“Current Advisory/Administrative Waiver Agreement”), pursuant to which the investment adviser waived fees owed by the Trust;

WHEREAS pursuant to the Current Bear/BDI Waiver Agreement, Bear Stearns and BDI have agreed to certain fee waivers for the Trust’s BS Shares, after giving effect to the Current Advisory/Administrative Waiver Agreement;

WHEREAS, under the current Advisory Administrative Waiver Agreement, BIMC has agreed to waive investment advisory fees otherwise payable to it under the Current Management Agreement, or to reimburse ordinary operating expenses, to the extent necessary so that the combined “Management Fees” and “Miscellaneous Expenses” described in the Prospectuses for the BS Shares do not exceed 0.18% of the average daily net assets of TempFund and TempCash, and do not exceed 0.20% of the average daily net assets of the FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (the “BIMC Expense Caps”); and

WHEREAS the Parties wish to provide for the modification of waivers by Bear Stearns and BDI, after giving effect to the Amended and Restated BIMC Waiver and Reimbursement Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound, hereby agree as follows:

1. After the fee waivers and/or expense reimbursements made by BIMC pursuant to the BIMC Expense Caps, effective as of the date hereof, BDI shall waive all or a portion of the fees to which it is entitled under the Distribution Plans and Bear Stearns shall waive all or a portion of the fees to which it is entitled under the Distribution Plans and the Shareholder Services Plans so that after such waivers, the maximum net ordinary operating expense ratios of the Trust’s BS Shares shall not exceed the amounts set forth on Exhibit A hereto. The maximum net ordinary operating expenses set forth on Exhibit A include the BIMC Expense Cap.

2. BDI and Bear Stearns acknowledge and agree that they shall not be entitled to collect on or make a claim for fees waived at any time in the future.

3. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

4. This Agreement is effective March 1, 2007 and shall not be terminated before February 28, 2008, and will renew automatically on February 28 of each year for an additional one-year period unless the Trust, BDI or Bear Stearns terminates this Amended Bear/BDI Waiver Agreement by providing written notice to the other parties at least 75 days prior to the commencement of the successive one-year period.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

BLACKROCK LIQUIDITY FUNDS	BLACKROCK DISTRIBUTORS, INC.

By:	By:
Name:	Name:
Title:	Title:

BEAR, STEARNS SECURITIES CORP.

By:
Name:
Title:

Amended and Restated Exhibit A

Share Class/Series	Net Annual Fund Ordinary Operating Expenses
Bear Stearns Shares
TempFund	1.00%
FedFund	1.00%
MuniFund	1.00%
California Money Fund	1.00%
New York Money Fund	1.00%

Bear Stearns Private Client Shares

TempFund	0.68%
TempCash	0.68%
FedFund	0.68%
T-Fund	0.68%
Federal Trust Fund	0.68%
Treasury Trust Fund	0.68%
MuniFund	0.68%
MuniCash	0.68%
California Money Fund	0.68%
New York Money Fund	0.68%

Bear Stearns Premier Shares

TempFund	0.68%
TempCash	0.68%
FedFund	0.68%
T-Fund	0.68%
Federal Trust Fund	0.68%
Treasury Trust Fund	0.68%
MuniFund	0.68%
MuniCash	0.68%
California Money Fund	0.68%
New York Money Fund	0.68%

Amended and Restated Exhibit A (continued)

Bear Stearns Premier Choice Shares

TempFund	0.45%
TempCash	0.45%
FedFund	0.45%
T-Fund	0.45%
Federal Trust Fund	0.45%
Treasury Trust Fund	0.45%
MuniFund	0.45%
MuniCash	0.45%
California Money Fund	0.45%
New York Money Fund	0.45%